EXHIBIT 99.2

News Release
July 5, 2000

Trading Symbols:
TRBD (EASDAQ)

TURBODYNE REPORTS ON CORPORATE PROGRESS IN H1/Q2 2000

Carpinteria, CA—July 5, 2000—Turbodyne Technologies Inc. (EASDAQ:TRBD) has continued to focus its main resources on the joint development of Dynachargers™ and Turbopacs™ for automobile mass production, together with the Garrett® Engine Boosting Systems Division of Honeywell. The joint development work is governed by the Joint Development and Licensing Agreements signed in 1999 with Honeywell’s Garrett® Engine Boosting Systems Division (previously AlliedSignal Turbocharging Systems). These agreements are described in detail in, and filed as exhibits to, the Company’s filing of its Annual Report on Form 10-K with the SEC and the Market Authority of EASDAQ, available as public documents through the respective websites.

As a result of this ongoing joint development work, Dynacharger™ prototypes have been delivered to five automobile manufacturers by the end of the first half of 2000. The prototypes are being tested and evaluated by these automobile manufacturers for possible application on a total of seven different engine families, including diesel as well as gasoline engines. This number includes Dynacharger™ prototypes delivered to two automobile manufacturers for three engine families in 1999.

Turbodyne has continued to implement its business strategy, as outlined in the Company’s Annual Report on Form 10-K. That strategy includes shifting the business target from aftermarket to becoming a mass production supplier to the automobile industry.

Turbodyne Technologies Inc., a California based high technology company, specializes in the development of charging technology for internal combustion engines plus the development and manufacturing of high-tech assemblies for electrically assisted turbochargers and superchargers. Turbodyne Technologies Inc.’s headquarters is located in Carpinteria, CA; the European business location is Frankfurt, Germany.

Contacts:

Kenneth Fitzpatrick, VP Group Finance—Investor Relations: (800) 566-1130
Markus Kumbrink, Turbodyne Frankfurt Investor Relations: +49-69-69-76-73-13
Peter Weichselbraun, Corporate Communications: (800) 566-1130

This release contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties inherent in business forecasts.